Page 95
                                                                      Exhibit 11

               NATIONAL SERVICE INDUSTRIES, INC. AND SUBSIDIARIES

              COMPUTATIONS OF NET INCOME PER SHARE OF COMMON STOCK
                      (In thousands, except per-share data)



                                                          THREE MONTHS ENDED
                                                              NOVEMBER 30
                                                            1996         1995

Primary:

  Weighted Average Number of Shares
    (determined on a monthly basis) ................       45,957        48,343

  Net Income .......................................     $ 24,834      $ 23,269

  Primary Earnings per Share .......................     $    .54      $    .48


Fully Diluted:

  Weighted Average Number of Shares
    Outstanding ....................................       45,957        48,343

  Additional Shares Assuming Exercise of
    Options:
      Options exercised ............................        1,204         1,233
      Treasury stock purchased with proceeds .......         (947)         (979)


  Average Common Shares Outstanding
     (as adjusted) .................................       46,214        48,597

  Net Income .......................................     $ 24,834      $ 23,269

  Fully Diluted Earnings per Share .................     $    .54      $    .48